Columbus Macro, LLC
Code of Ethics
EFFECTIVE DATE: 07/01/2025

(724) 761-2510

Background

In accordance with SEC regulations, Columbus Macro, LLC (“CM”) has adopted a code of ethics to:
Set forth standards of conduct expected of all Supervised Persons (including compliance with federal securities laws);
Safeguard material non-public information about client transactions; and
Require “Access Persons” to report their personal securities transactions to the CCO. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment advisory firm, CM has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. CM has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

CM holds its Supervised Persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

Always place the interest of the clients first and never benefit at the expense of advisory clients;
Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;
Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and
Proactively promote ethical and honest behavior with CM including, without limitation, the prompt reporting of violations to the CCO, and being accountable for adherence to, this Code of Ethics.

All employees must certify, in writing, upon employment or affiliation and annually thereafter that he or she has received, reviewed, and understands this Code of Ethics and agrees to adhere to it and any amendments to the COE.

Failure to comply with CM’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

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Definitions

“Access Person” includes any Supervised Person who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm’s directors, officers, and partners are presumed to be Access Persons.

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means CM.

“Automatic Investment / Dividend Reinvestment Plan” is a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An Access Person is presumed to have beneficial ownership of any family member’s account.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Cryptocurrency” is defined as decentralized digital money designed to be used over the internet. This definition is evolving and Columbus Macro will adopt the SEC definition in the future, if and when available.

“Federal Securities Laws” include the Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Initial Coin Offering” is the cryptocurrency equivalent of an Initial Public Offering (“IPO”).

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

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“Investment personnel” means any employee of the adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

“Managed Accounts” means accounts over which the Access Person does not have direct or indirect influence or control.
"Reportable security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

The following securities are exempted from reporting requirements:

Direct obligations of the Government of the United States;
Money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
Shares issued by money market funds;
Mutual Funds –shares issued by open-end funds other than reportable funds; and
Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
NOTE: As of the date of this manual, the SEC has not included cryptocurrency within the definition of reportable security. However, Columbus Macro has instituted requirements around reporting cryptocurrency. These requirements are outlined below in the Personal Securities Reporting and Monitoring section.

“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

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Compliance Procedures

Compliance with Laws and Regulations
Supervised Persons of CM must comply with applicable state and federal securities laws. Specifically, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client to:

Defraud such client in any manner;
Mislead such client, including making any statement that omits material facts;
Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
Engage in any manipulative practice with respect to such client; or
Engage in any manipulative practice with respect to securities, including price manipulation.

Prohibited Purchases and Sales

Insider Trading

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

CM strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. CM additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material non-public information should report such to the Chief Compliance Officer (CCO). This policy applies to all of CM’s employees and associated persons without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Initial Public Offerings (IPOs)
No Access Person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

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Initial Coin Offerings (ICOs)
No Access Person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Coin Offering.
Limited or Private Offerings
No Access Person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining the prior approval of the CCO. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

Miscellaneous Restrictions

Cryptocurrency
Columbus Macro permits access persons to purchase and sell cryptocurrency provided that the transaction occurs within a brokerage account and the transaction is NOT part of an initial coin offering (ICO). Columbus Macro does not require pre-clearance for cryptocurrency transactions. However, access persons must report these transactions each quarter as part of the normal transaction reporting process. Additionally, access persons are required to attest each quarter whether they own any digital holdings.

Blackout Periods
From time to time, representatives of CM may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of CM to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. When similar securities are being bought or sold, CM employees will either transact clients’ transactions before their own or will transact alongside clients’ transactions in block or bunch trades.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin.

Option Transactions

Investment personnel are prohibited from purchasing options, unless pre-cleared by the CCO.

Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, that is owned by any client of the firm, except for short sales “against the box.”

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Prohibited Activities

Conflicts of Interest

CM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of CM or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for CM honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

Access Persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Supervised Persons). This kind of favoritism would constitute a breach of fiduciary duty; and
Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

All supervised persons will complete a Conflicts of Interest questionnaire initially upon employment and annually thereafter.

Political Contributions

Overview (Rule 206(4)-5)
Rule 206(4)-5 under the Advisers Act addresses so-called “pay to play” practices in the selection of investment advisers to manage the assets of U.S. state and local government entities (e.g., state pension funds, any state or local government-controlled fund, or any investment program or plan sponsored or established by a state or local government, including participant directed plans such as 529 tuition plans and 403(b) and 457 retirement plans).
The rule effectively prohibits investment advisers who advise or seek to advise government entities, as well as certain personnel of such advisers, from making, or causing to be made (greater than certain de minimis exceptions) political contributions to government officials with authority or influence over the hiring of investment advisers. The rule also requires that any placement agent retained by an investment adviser to solicit a government entity be either a

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registered broker-dealer that is subject to “pay to play” regulations or a registered investment adviser.
The rule generally:
(1)Bans an adviser from providing investment advisory services (for compensation) to a government entity for a period of 2 years following a contribution by the adviser and certain employees, directly or indirectly, to any elected official (or candidate) of such government entity whose office may have influence on the selection of an investment adviser; and
(2)Prohibits the adviser and any such employee from soliciting or coordinating contributions to such officials or payments to a political party of a state or locality, in each case, where the advisor seeks to provide investment advisory services to a government entity.
For purposes of identifying contributions that trigger the ban and applying the ban, “government entity” means (1) any state or local government, their agencies and instrumentalities, and (2) any pool of assets or any participant-directed investment plan or program sponsored or established by, and any officer, agent or employee of, any of the foregoing. For purposes of applying the ban, “government entity” includes pooled investment vehicles in which such government entity (as previously defined) invests or is solicited to invest.

Policy
No employee may, directly or indirectly, make any contribution to holders of elective office (or candidates thereof) of state or local government entities except in the case of special situations (i.e. family members running for office) without obtaining the prior permission of both the CCO and CEO. This prohibition covers:
Contributions in the form of cash, gifts, loans and other items of value to (A) any official of a state or local government entity, (B) a political party of a state or locality, or (C) any political action committee (PAC); and
Coordinating, or soliciting any person or PAC to make, a contribution to an official of a government entity or a political party of a state or locality (e.g., by hosting a fundraising event).
It is important to note that our policy and the SEC rule prohibit indirect contributions as well as direct contributions. Indirect contributions are contributions that the adviser or an employee funnels through third parties, such as family members, friends, consultants, attorneys, and affiliated companies. While our policy and the rule do not restrict contributions by such third parties per se, our policy presumes that contributions made by a spouse or household member are indirect contributions of the employee. Contributions by PACs controlled by an employee or the adviser are also covered by the prohibitions.
An investment adviser is prohibited from providing or agreeing to provide, directly or indirectly, payment to any person for solicitation of government advisory business on behalf of such adviser unless that person is registered with the SEC (eFg., a registered broker-dealer or investment adviser) and subject to pay-to-play restrictions either under the SEC's rule or the rules of a registered national securities association (e.g., FINRA). Any third-party solicitors

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Columbus Macro engages are required to be registered investment advisers, subject to the Pay-to-Play rules.

Procedures
Employees are required to obtain permission in advance from the CCO and CEO before making any contribution. This requirement applies equally to indirect contributions which shall be presumed to include contributions of spouses and household members; employees must, therefore, seek advance approval for all contributions by spouses and household members of which they are aware.
In addition, employees will be asked about in the hiring process and must list upon the start of employment, all contributions made within the two years before the commencement of employment. Contributions made in the two years before employment (limited to a 6-month pre-hire period in the case of certain employees) nevertheless can trigger the ban on Columbus Macro’s ability to provide advisory services for the remaining portion of the two years (starting from the contribution date) that runs from the date of hire. Likewise, the ban continues to apply despite any departure of the contributing employee during the pendency of the ban.
On a quarterly basis, employees must submit quarterly attestations to the CCO indicating all political contributions made directly or indirectly during the prior quarter and the underlying details if applicable.
Permissible Contributions
Contributions to any state candidate, local candidate or official, (with influence over the hiring of investment managers) if a special situation exists (i.e. family members running for office) AND
•The employee is entitled to vote for the candidate, and the contributions do not exceed $350 per election; or
•The employee is not entitled to vote for the candidate, and the contributions do not exceed $150 per election.

In cases where these conditions are met, employees will typically receive permission for the contribution. Permission must still be sought and received in advance (in part because the rule requires that all contributions be recorded, regardless of size), and the CCO reserves the right to deny any contribution if he or she determines that the circumstances could create an actual or perceived conflict or harm the reputation of the Firm.
If any contribution restricted under this policy is made, the applicable employee must notify the CCO as soon as practicable. In certain cases, prompt action to secure a return of the contribution can avoid imposition of the ban. In other cases, Columbus Macro will be prohibited from providing advisory services to the government entity and any fund in which the government entity invests for a period of 2 years from the date of contribution. Failure to undertake the necessary restrictions or remedial measures following an employee or firm contribution would cause Columbus Macro to violate the rule.

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Required Recordkeeping
Columbus Macro maintains the following records under the pay-to-play rule:

•A list of all government entities to which investment advisory services are provided (either directly or through their investment in the Funds) or to which Columbus Macro has provided such services in the past five years; and
•A list of any direct or indirect employee or firm contributions to (A) any official of a state or local government entity, that can influence the outcome of, the hiring of an investment adviser (B) a political party of a state or locality, or (C) any political action committee (PAC).

Charitable Contributions
Columbus Macro encourages the charitable initiatives of its employees, but limitations on solicitations involving the Firm’s current and prospective business associates (including investors) are appropriate to address the potential for conflict of interest in such matters.

•    Solicitations by employees: No solicitation of Columbus Macro business associates. Columbus Macro’s current and/or anticipated business relationships may not be a factor in the person(s) from whom an employee solicits charitable donations, absent prior approval of the CCO. For clarity, this policy is not intended to restrict an employee from soliciting any individual with whom the employee has a personal relationship and is approaching by virtue of such relationship.

•    Contributions by employees: pre-approval over $500. A lesser standard applies to charitable contributions by employees at the behest of business associates, where routine donations do not risk the same appearance of personal benefit to the employee. Charitable contributions by Columbus Macro or a Columbus Macro employee in an amount greater than $500 that are made on behalf of, or in response to the solicitation by, a business associate or prospective business associate of Columbus Macro must be approved by the CCO and recorded in our charitable contribution log.

Gifts and Entertainment
Conflicts of interest occur when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. The overriding principle behind the gifts and entertainment policy is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations or similar items of material value that could influence their decision-making or make them feel beholden to a client, broker or third party, or create the appearance of such improper influence or indebtedness. Similarly, employees should not offer gifts, favors, entertainment or other items of value that could be viewed as overly generous or aimed at influencing decision-making of a client, broker or other third party or making any such person feel beholden to the firm or the employee.
For purposes of this section:

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•“Columbus Macro Business Associate” is a Client, prospective Client or any person or entity that does, or seeks to do business with, or on behalf of Columbus Macro.
•“Gift” is any item, service or accommodation of value. Promotional items of nominal value that are widely distributed and display a gift giver’s logo, such as golf balls, shirts, towels, pens, etc. do not fall within the definition of “gift.”
•“Business entertainment” is generally in the form of a social event, hospitality event, meal, leisure activity or event of like nature or purpose in which a Columbus Macro employee is in attendance as the host and a Columbus Macro Business Partner is in attendance as the guest – or vice versa.
Employees are expressly prohibited from soliciting gifts, special accommodations and similar items of value for themselves or the firm. In addition, employees should only accept or offer gifts, favors, entertainment or other items of value that:
1)Would not be embarrassing to either the employee or the Firm if made public;
2)Do not violate any law or regulation;
3)Are consistent with customary business practices; and
4)Could not reasonably be construed as compensation for special treatment.
The policies below are not intended to prohibit small, commonplace gifts among business associates in the ordinary course of business. Modest gifts to express appreciation, recognize notable circumstances or achievements or address a particular interest are acceptable in customary context and frequency. (Ex. wedding gifts, baby gifts) Similarly, employees are not restricted from participating in customary business-related entertainment (including meals, sporting events and other activities) that is reasonable in scope and frequency. The key question is whether the gift or entertainment could reasonably be expected to compromise the objectivity of either the employee or the client.
Gift Policy
Employees must obtain pre-approval from the CCO before giving or receiving any gift with a value in excess of $250 to or from a Columbus Macro business associate. Gifts of cash or cash equivalents between employees and any such persons are not permitted in any amount. Employees should also seek approval for gifts of lesser values that would nevertheless be reasonably likely to raise real or perceived objectivity concerns due to their content or context.
Entertainment Policy
Business meals and entertainment are common in the industry. Employees may provide or accept meals, event tickets and other comparable forms of entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target or other incentive. Where possible, employees must obtain pre-approval for any entertainment given or received in excess of $250 per person.
NOTE: Gifts of entertainment for which the sponsoring or inviting party (or its representative) is nor present are treated as gifts.
Approvals and Reporting

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Timing of Requests for Approval - Approval for gifts and entertainment in excess of $250 should be sought in advance where practical. Columbus Macro recognizes that circumstances may arise in which an entertainment event exceeds its expected scope and advance approval is not practical. In such situations, we rely on the professional judgement of employees to act in accordance with the principles expressed in this policy and notify the CCO as soon as practical afterwards.
Reporting - Supervised Persons must submit quarterly attestations to the CCO indicating whether they had given or received any gifts during the prior quarter and the underlying details if applicable.
The CCO will maintain all gifts reported in a gifts & entertainment log as part of the Firm’s compliance program. Log entries will include the date of the gift or event, the giving and receiving persons, a brief description and the value of the gift or entertainment.

NOTE: Columbus Macro must report any gifts and entertainment the Firm provided to affiliates of a trade union in excess of $250 per year (cumulative value). On an annual basis, the Firm is obligated to report certain payments, subject to the de minimis exemption, to the DOL on Form LM-10 Employer Report concerning Taft-Hartley clients. The DOL also requires all unions and union officials to report payments they receive from entities such as Columbus Macro and its employees.
Assigned Values - The thresholds outlined above are intended to be applied on a per person and per gift/event basis. Employees should apply a reasonable estimate of the gift or event value when the actual cost is unavailable. With respect to gifts to the office or to groups, the limitations may be applied by allocating corresponding values equally among group members. These thresholds are guideposts and should not be a substitute for professional judgment of employees when gifts of lesser values, due to the frequency or particular circumstances associated therewith, raise concerns of real or perceived impropriety.

Service on Board of Directors

Supervised Persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of CM, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Confidentiality

Supervised Persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the

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course of their work for their personal advantage. Supervised Persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Pre-Clearance

For any personal trading involving a reportable security where there is no exception to the reporting requirement (see page 9) pre-clearance is required. The following procedure must be followed:

Pre-clearance requests must be submitted by the requesting Supervised Person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity;
The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification;
Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response; and
Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Personal Securities Reporting and Monitoring

Holdings Reports

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file a holdings report containing the following information:
The date of report, title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership when the person becomes an Access Person;
The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
The date that the report was submitted by the Access Person.

The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person for the initial report.

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Every Access Person is also required to file a holdings report containing the above data points annually, which must be current as of a date no more than 45 days prior to the date the report was submitted for the annual report. However, CM requires that statements are submitted on a quarterly basis as part of the Transaction Reporting which, provided that the required information is contained in those statements, satisfies the requirement for an annual holdings report.

Transaction Reports

Every Access Person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:
For each transaction involving a Reportable Security, including Limited or Private Offerings, or the purchase of cryptocurrency via a brokerage account in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
The nature of the transaction (e.g., purchase, sale);
The price of the security at which the transaction was effected;
The name of any broker, dealer or bank with or through the transaction was effected; and
The date that the report was submitted by the Access Person.

Access Persons are required to provide duplicate account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those statements. These statements also satisfy the requirement for an annual holdings report, provided the required information is contained in those statements. Such duplicates must be received no later than 30 days after the end of each calendar quarter and must reflect all transactions in Reportable or Covered Securities during the quarter.

Access Persons must also disclose any new account(s) that were opened during the quarter in which any securities are held for the direct or indirect benefit of the Access Person. This disclosure must contain the following information for all new accounts:
The date the account was established;
The name of any broker, dealer or bank; and
The date that the report was submitted by the Access Person.

Managed Account Report

Where an Access Person has a managed or discretionary account(s), the Access Person will be required to complete question related to the account(s) certifying that he or she has no direct or indirect influence or control over the account(s). Please note this does not apply to accounts managed by Columbus Macro.
Managed Account Requirements

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For Managed Accounts, the Access Person is exempt from the Annual Holdings and Quarterly Reporting requirements. However, upon initial disclosure of a Managed Account, the Access Person will be required to provide written confirmation from the broker/manager on the account evidencing that the Access Person does not have direct or indirect influence or control of the account. On an annual basis, the Access Person will be required to complete a certification attesting to the continued “managed” status of the account.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements
Access Persons do not need to submit:

Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;
A transaction report with respect to transactions effected pursuant to an automatic investment plan; or
Transactions that result from direct investments in a Columbus Macro strategy that are executed simultaneously as part of block transactions along with all clients of the strategy
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Personal Securities
CM is required by the Advisers Act and applicable state law to review Access Persons’ initial Holdings report and to do so annually thereafter. Transactions reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by the firm CEO.

Access Persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

These reports are to be received no later than 30 days after the close of each calendar quarter.

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Certification of Compliance

Initial Certification

The firm is required to provide Supervised Persons with a copy of this Code. Supervised Persons are to certify in writing via a CM attestation statement that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.
Acknowledgement of Amendments

The firm must provide Supervised Persons with any amendments to this Code and Supervised Persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

Supervised Persons must annually certify via a CM attestation statement that they have read, understood, and complied with this Code of Ethics and that the Supervised Person has made the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance.

Reporting Violations and Whistleblower Provisions

Supervised Persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, Supervised Persons may report directly to the CCO’s Supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

Noncompliance with applicable laws, rules, and regulations;
Fraud or illegal acts involving any aspect of the firm’s business;
Material misstatements in regulatory filings, internal books and records, clients records or reports;
Activity that is harmful to clients, including fund shareholders;
Deviations from required controls and procedures that safeguard clients and the firm; and
Violations of the firm’s Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

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Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

For the avoidance of doubt, nothing in the Manual or Code prohibits Employees/Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees/Supervised Persons do not need prior authorization from the CCO, or any other person or entity affiliated with Columbus Macro to make any such reports or disclosures and do not need to notify Columbus Macro that they have made such reports or disclosures. Additionally, nothing in the Manual or Code prohibits Employees/Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity. Retaliation against any Employee/Supervised Person who reports a violation of the Code of Ethics in good faith is strictly prohibited.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating Supervised Persons regarding this Code. Training will occur periodically as needed and Supervised Persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that CM maintains the following records in a readily accessible place:

A copy of each Code of Ethics that has been in effect at any time during the past five years;
A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
A copy of each report made by an Access Person for at least 5 years after the end of the fiscal year in which the report is made;
A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. These records must be kept for five years after the individual ceases to be a Supervised Person of the firm;
Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;
A list of the names of persons who are currently, or within the past five years were, required to make reports or who are or were responsible for reviewing those reports;

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A record of any decision and supporting reasons for approving the acquisition of securities by Access or Supervised Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
A record of any decisions that grant employees or access or Supervised Persons a waiver from or exception to the Code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor or other firm principal. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

Letter of censure;
Suspension or termination of employment;
Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and/or
In serious cases, referral to law enforcement or regulatory authorities

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